EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

FOR INFORMATION CONTACT:
                                              JOSEPH J. LAHTI, PRESIDENT AND CEO
BILL BARTKOWSKI                                             GARY W. GRIFFIN, CFO
INVESTOR RELATIONS ADVISOR                                    PH:   612.943.1951
PH:      888.642.1955 (TOLL FREE) OR 612.344.1012             FAX:  612.943.2090
FAX:     612.344.1001

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                SHUFFLE MASTER TO RELOCATE MINNEAPOLIS OPERATIONS
                                  TO LAS VEGAS

 Successful Shuffler Test Accelerates Facilities Consolidation and Inventory
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     Write Off, Company Expects $2.65 Million Charge in Third Quarter, With
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               Expense Savings In Excess of $1.0 Million Annually
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      BOARD ALSO APPROVES RIGHTS PLAN AND AUTHORIZES MANAGEMENT TO BUY BACK
                         UP TO 10% OF OUTSTANDING SHARES

MINNEAPOLIS . . . Friday, June 26, 1998 . . . Shuffle Master, Inc. (NASDAQ National Market: SHFL) announced today that its board of directors has approved a plan whereby the Company will consolidate its Minneapolis operations with those of its Las Vegas office. The consolidation will be done in phases, with shuffler production and certain administrative functions being transferred within the next three months.

Company officials stated that the timing of the consolidation is being driven by the successful test of its next generation single deck shuffler, the ACE(TM). With an accelerated timetable for ACE production, and with a new continuous shuffler well into the development pipeline, the Company has concluded that it now has a window of time to move its assembly and other operations with the least disruption to production capability.

The plan of consolidation will involve the Company recording a charge of approximately $2.65 million in its third quarter ending July 31, 1998, with additional relocation expenses of approximately $300,000 expected to be incurred in the fourth quarter. Of the third quarter charges, an estimated $1.4 million is related to severance costs, expenses and write-offs associated with the Minneapolis facility and operations; $950,000 is related to a write-off of inventory of the Company's current BG-3 single deck shuffler, which will be replaced by the ACE; and $300,000 is for other asset charge-offs. The plan of consolidation is expected to result in expense savings of $1.0 million in fiscal year 1999, increasing to $1.2 million in fiscal year 2000.

Joseph J. Lahti, Chairman and Chief Executive Officer of the Company, stated, "The consolidation of our operations has been under consideration for some time. The success of the ACE(TM) test has put the marketing of this exciting new product on the fast track, and it has required us to carefully consider when and where we will set up manufacturing. Now is clearly the right time to consolidate our manufacturing and other departments in a single facility, and we


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have the necessary space for expansion in Las Vegas."

Lahti continued, "In addition, acceleration of the ACE introduction changes the need for inventory of our BG-3 single deck shufflers. While we will continue to receive lease income from BG-3's, the need to place additional BG-3 units is expected to decrease significantly. Consequently, we are recognizing the decreased value of the BG-3 inventory in concert with finalizing our ACE production plans."

Along with approving the plan of consolidation, the board also approved a shareholder rights plan and increased management's authorization to repurchase the Company's stock. The total authorization permits a repurchase of up to 10 percent of the Company's outstanding shares, or approximately 1 million shares. The rights plan will provide for shareholders of record as of July 10, 1998, to receive stock purchase rights that become exercisable if certain changes in the company's stock ownership occur. Further details of the rights plan will be provided in a separate release.

Lahti remarked, "We have stated on numerous occasions that it is our opinion that consolidation is likely to occur on the supplier side of the gaming industry. We have pursued and continue to pursue strategic alliances and acquisitions as these opportunities unfold. However, with our stock at what we believe to be undervalued levels, we run the risk of being acquired before we realize the benefit of our internal and external growth plans. The stock buy back and shareholder rights plans should provide the means for our shareholders to receive fair value in either scenario."

Shuffle Master, Inc. is a Minneapolis-based company specializing in providing innovative products and services to the casino industry.

                                      # # #

THIS RELEASE CONTAINS FORWARD LOOKING STATEMENTS THAT REFLECT RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM EXPECTATIONS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING: CHANGES IN THE LEVEL OF ACCEPTANCE OF THE COMPANY'S EXISTING PRODUCTS; COMPETITIVE ADVANCES; ACCELERATION AND/OR DECELERATION OF VARIOUS PRODUCT DEVELOPMENT AND ROLL OUT SCHEDULES; CONSUMER AND INDUSTRY ACCEPTANCE OF THE COMPANY'S PRODUCTS IN NEW JURISDICTIONS AND NEW PRODUCTS AS INTRODUCED; HIGHER THAN EXPECTED PRODUCT DEVELOPMENT AND/OR ROLL OUT COSTS; CURRENT AND/OR UNANTICIPATED FUTURE LITIGATION; GENERAL ECONOMIC CONDITIONS; REGULATORY AND JURISDICTIONAL ISSUES INVOLVING SHUFFLE MASTER SPECIFICALLY, AND FOR THE GAMING INDUSTRY IN GENERAL; THE RELATIVE FINANCIAL HEALTH OF THE GAMING INDUSTRY BOTH NATIONALLY AND INTERNATIONALLY; AND THE RISKS AND FACTORS DESCRIBED FROM TIME TO TIME IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.